Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript MWE - Q3 2007 MarkWest Energy Partners LP Earnings Conference Call Event Date/Time: Nov. 07. 2007 / 4:00PM ET

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FINAL TRANSCRIPT

Nov. 07. 2007 / 4:00PM ET, MWE - Q3 2007 MarkWest Energy Partners LP Earnings Conference Call

CORPORATE PARTICIPANTS

 Dan Campbell

 MarkWest Hydrocarbon, Inc. - Assistant Treasurer.

 Frank Semple

 MarkWest Hydrocarbon, Inc. - President, CEO.

 Andy Schroeder

 MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 Nancy Buese

 MarkWest Hydrocarbon, Inc. - Chief Financial Officer

 Randy Nickerson

 MarkWest Hydrocarbon, Inc. - Chief Commercial Officer

CONFERENCE CALL PARTICIPANTS

 Michael Bloom

 Wachovia Securities - Analyst

 Eric Kalamaras

 Wachovia Capital Markets - Analyst

 John Edwards

 Morgan Keegan - Analyst

 Jin Lu

 J.P. Morgan - Analyst

 PRESENTATION

Operator

 Good afternoon, and welcome to the MarkWest Energy Partners third quarter earnings conference call. As a reminder, your lines have been placed in listen only mode. Today’s conference is being recorded. If you have any objections you may disconnect at this time. And now I’d like to turn the conference over to Mr. Dan Campbell. Thank you, sir, you may begin.

 Dan Campbell  - MarkWest Hydrocarbon, Inc. - Assistant Treasurer.

 Thank you, Sara. This is Dan Campbell, Assistant Treasurer at MarkWest, and we thank you for joining us today.

We will include forward looking statements in our comments today which involve risks and uncertainties and are not guaranteed in future performance. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.

Although we believe that the expectations expressed today are reasonable, we can give no assurance that the expectations will prove to be correct, and we caution you that projected performance or distributions may not be achieved. Factors that could cause actual results to differ materially from their expectations are included in the periodic reports we file with the SEC. We encourage you to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors”.

Also, this call will include discussion of the proposed merger transaction announced on September 5, 2007, involving MarkWest Energy Partners and MarkWest Hydrocarbon. In connection with the transaction, MarkWest Hydrocarbon and the partnership will file a joint proxy statement and other documents with the Securities and Exchange Commission in relation to this transaction, and a joint proxy statement and prospectus will be sent to security holders of both MarkWest Energy Partners and MarkWest Hydrocarbon seeking their approval of the transaction. Investors and security holders may also obtain a free copy of the joint proxy statement and prospectus when it is available and other documents containing information about MarkWest Energy Partners and MarkWest Hydrocarbon without charge at the FCC’s website at www.sec.gov. And copies of the joint proxy statement and prospectus and the SEC filings that will be incorporated by reference on the joint proxy statement and prospectus may also be obtained free of charge by directing a request to MarkWest’s Investor Relations Department at (866)858 0482, or by accessing our website at www.markwest.com. Before making any voting or investment decisions, security holders are urged to read these documents carefully and in their entirety when they become available because they will contain important information about the proposed transactions.

And, with that, I will turn the call over to Frank Semple, President and Chief Executive Officer.

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Thank you, Dan. Good afternoon, and thanks to everyone for joining us on the call today. With me this afternoon and to give me help on the Q & A session is Nancy Buese, our Chief Financial Officer, Randy Nickerson, our Chief Commercial Officer, John Mollenkopf, our Chief Operations Officer, and Andy Schroeder, our Vice President of Finance and Treasurer.

As indicated in our earnings release, the partnership had a very strong quarter from a financial, commercial and operational perspective. Our team continues to focus on outstanding customer service and this has been the primary driver in our growth opportunities. I’m going to provide a brief summary of the financial performance for the quarter. But, I believe it is most important this afternoon to communicate both our perspective and our excitement about the future. I’ll discuss the broad range of expansion projects, both announced and planned, for the remainder of this year and 2008, and then discuss how these developments translate into our full year forecast for ‘07 and expected 2008 financial performance. Finally, I’ll update you on our recently announced merger with MarkWest Hydrocarbon.

Simply stated, it was an extraordinary quarter. Distributable cash flow was a record $47 million in the third quarter and $115 million year to date. This results in an increase of 27 % over the third quarter of last year, and actually higher DCF in the third quarter than all of 2005. Our intense focus on exceeding our customer’s expectations created significant growth opportunities and increased market share in our core operating areas. The result has been a win win relationship with our customers, increased investment opportunities and strong financial performance, which is evidenced by our year to date results in ‘07 and our forecast for ‘08, which I will discuss in a few minutes.

Now there is no doubt that supporting the complex merger process has been a very critical and necessary priority. But I’m proud of the fact that our team has been able to stay focused on the important day to day customer support, back office, operations and business development activities that drive our ongoing success and performance. This performance allowed us to increase the quarterly cash distribution to $0.55 per unit, an increase of 13 % over the distribution in third quarter of ‘06, and an increase of 4 % over the distribution in the second quarter of ‘07. The total distribution coverage ratio for the quarter was 1.7 times, including all LP and GP distributions.

One final point on our financial performance is that our balance sheet remains strong, which is by design. We exercise discipline in our growth strategy while maintaining a healthy balance sheet. We’re proud of that fact. It’s an important point that as a part of our merger financing we have a commitment from our lead bank to increase our revolving credit facility to $350 million to support our growth plan.

Going forward, we will continue to access our revolving credit facility for short term borrowing needs to maintain adequate liquidity and supplement that with periodic equity offerings to maintain a comfortable debt to capitalization ratio. This financial flexibility is an extremely important component of our growth engine, as Randy’s team continues to develop a significant pipeline in new expansion products and acquisition opportunities. The entire team has done a great job of systematically implementing the new facilities required to meet our customers’ demand.

We could spend 30 minutes enthusiastically detailing these projects, but, just to summarize, in East Texas we averaged 421 million cubic feet a day for the third quarter, which is a 7 % year over year increase. We plan to invest $29 million this year and we forecast $45 million in ‘08 for additional expansions of our East Texas system. In western Oklahoma, we averaged 108 million cubic feet a day for the third quarter which is up 26 % over last year. We recently announced our decision to build a new $20 million processing facility which will increase our processing capacity by approximately 65%. We also announced plans to construct a residue gas pipeline which will provide an additional downstream option for our producer customers.

Last quarter, Randy discussed the Appalachia opportunities that are being driven by producers by the producers’ growing programs and the increase in processing capacity demand. We’ve been working hard on several significant projects that would increase both our processing and [fractionation] capabilities in this area. We’re not ready to announce the details, but we’re very optimistic about the viability of these projects and have included approximately $50 million in our 2008 capital budget.

In Southeast Oklahoma, our Woodford volumes have grown to over 150,000,000 cubic feet a day since we signed the agreement with Newfield in September ‘06. We will invest approximately $220 million this year, and we are forecasting an additional $125 million next year. Newfield is doing a great job of improving their drilling and completion techniques and exploiting this significant resource play. In addition to Newfield, we have executed agreements with a number other Woodford producers which have significantly increased the acreage dedicated to our system. We’re also very pleased to announce the acquisition of the KM resources gathering assets in Southeast Oklahoma in support of their Woodford Shale and Hartshorne [coalbed] methane program. This system will be fully integrated with our core Woodford Shale gathering system.

Also in October, we announced a construction of an SMR hydrogen production facility at our Javelina plant in Corpus Christi and we expect to commence delivering high purity hydrogen in early 2010. Once operational, the SMR facilities, combined with the existing facilities at the Javelina plant, will produce an excess of 50 million cubic feet a day of high purity hydrogen. The expansion is anchored by a long term fee based supply agreement, and we expect to spend $50 million of the full $100 million project cost in 2008.

Obviously, this has been a very brief overview, but it gives you a sense of why we’re so excited about the future and optimistic about our continued growth opportunities. Now let me summarize how these projects and opportunities translate into our updated 2007 guidance and our forecast for 2008.

Clearly we had a great third quarter and we have again increased our full year DCF forecast to $152 million, from the $130 million to $140 million range that we provided last quarter. We have also increased our expansion capital forecast to $300 million for the full year 2007. We spent $222 million $229 million through the first three quarters, of which $170 million was related to the build out of the Woodford project, with the balance attributable to growth in our other areas of the Southwest business unit. For maintenance capital we expect to spend approximately $5 million in ‘07. This revised guidance will allow for an increase in distributions to our limited unit holders of approximately 15 % compared to 2006. And the coverage ratio for the full year will exceed 1.3 times.

Now, looking ahead to 2008, we want to provide a preliminary forecast so that investors and analysts have a framework with which to begin their modeling. We’re forecasting pre merger DCF in a range of $160 million to $180 million and, for expansion capital we are forecasting a range of $280 million to $320 million.

Our view of 2008 provides a great segue to my last subject, and that, of course, is the merger. Now that we have released our third quarter earnings, we are updating the proxy to reflect our third quarter financial results and we expect to file the proxy with the SEC within the next few weeks. Subject to the SEC review process, we expect to complete the merger process in the first quarter of 2008. The proxy will include the independent investment bankers’ fairness opinions, which will provide a lot of detail on the accretion analysis. And as we’ve stated previously, the transaction will be accretive in 2008 for the common unit holders. The power and the value of the merger comes from the elimination of the IDRs, which will immediately reduce our effective cost of equity capital by approximately 230 basis points. In addition, we feel that the market will continue to recognize this lower cost of capital, will improve our ability to compete for quality assets in this very competitive marketplace. To simplify, more invested capital means more accretion compared to a pre merger structure. Our model indicates that the post merger accretion for $300 million of investment is roughly twice the pre merger accretion.

We continue to focus on long term value for our unit holders, and the merger is an extremely important part of our strategy. It’s been a challenging process for everyone but we’re very excited about the progress and we’re optimistic that we will get it done.

This concludes my comments, so let’s now turn to your questions.

 QUESTION AND ANSWER

Operator

 Thank you. We will now begin the question and answer session. (OPERATOR INSTRUCTIONS) One moment, please, for the first question. And our first question from Michael Bloom, Wachovia Securities. Your line is open, sir.

 Michael Bloom  - Wachovia Securities - Analyst

 Hi, and good afternoon, everybody.

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Hi, Michael.

 Michael Bloom  - Wachovia Securities - Analyst

 Yeah, just a few quick questions. Number one, and this might be a little tough but, obviously you had a really strong quarter and I was wondering if there’s a way for you to quantify or even just qualitatively talk about how much of the strong performance, would you say, was due to a really strong commodity price environment versus how much is due to additions to volume or otherwise because of growth in organic CapEx initiatives?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Yes, Michael, we anticipated that question so let me just turn it over to Andy. I think he’s run the numbers.

 Andy Schroeder  -MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 Sure, Michael. What the way we’re looking at it is — is that if you go back to where we were the third quarter of last year, the price environment was pretty strong at that point I think the average price for crude was in the $70 to $71 per barrel range compared to about $75 a barrel for the fourth quarter the third quarter of this year. When you look at that $10 million DCF increase, about $3 million or so was attributable to that one time inventory sale of Javelina, and that leaves me about $7 million of increase overall. And, when I look at that increase, I really feel like it’s roughly split about 50/50, maybe even a little more towards the volume side in terms of that overall that remaining $7 million increase.

 Michael Bloom  - Wachovia Securities - Analyst

 Great. Wow, that’s very helpful. Second question is, you know, it sounds like things are going very well in the Woodford, and you’re going to have a lot of gas coming through your system. So, I guess my question is, what are the thoughts in terms of takeaway capacity to outlet markets?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Yeah, Mike, let me just respond to that and then Randy can jump in here. But, obviously our focus over the last year has been the gathering all the pipeline and compression that’s required to support the customers, primarily Newfield. But we’ve also continued to have discussions with our producer customers about the optimum downstream options out of the Woodford. And so, you know, obviously those discussions have been really driven by the opportunity to get into the big pipe projects out in Barnett. So, we continue to look at opportunities for us to extend our capabilities, to move gas further south to those pipeline projects. So we’re excited about those opportunities, we just really can’t talk anymore about that situation right now, but stay tuned.

 Michael Bloom  - Wachovia Securities - Analyst

 Okay. Last question is just, in terms of you mentioned acquisition opportunities can you realistically be looking at things and bidding right now before you close on the Hydrocarbon merger, or do you really have to wait ‘til that’s behind you to really act on something?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 We’ve continued to evaluate a lot of acquisition opportunities. The obviously the merger will have a big would have a big impact on the accretion to the LP unit holders, post any acquisition. But, for the right acquisition, for the right economics, potentially work between the Hydrocarbon Board and the Energy Partners Board we could get these those kinds of projects done. So we have not slowed down or backed off of our overall program. Like I said earlier, Randy’s done a great job of teeing up and staying involved staying aggressively involved in a number of opportunities. Obviously, post merger we’re going to be in a much better position to compete for those types of acquisitions. The multiples are pretty healthy, and that’s one of the reasons why we’re really focused on getting this merger completed.

 Michael Bloom  - Wachovia Securities - Analyst

 Okay, great. My last question is just on hedging. Given where commodity prices are today, are you contemplating adding any additional hedges either near term or longer term?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Well, we absolutely continue to stay very disciplined in our overall hedging program. We continue to look at and execute our program on a 36 month horizon. We continue to target roughly 50 % of our overall long liquids position for our program but obviously with the backwardization of the crude curve, the you know we have to be cognizant of the fact that how we execute those hedges is very important. Obviously we because of that we look at primarily [collars] on those longer term hedges, and that way we can protect the downside and participate in the upside. So, just the first point the main point is yes, we will continue to execute our overall hedging program on a 36 month we still target the 50%, but we look at the type of transactions that will provide more flexibility because of the backward 80 curve.

 Michael Bloom  - Wachovia Securities - Analyst

 Okay. Thank you very much.

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 You bet.

Operator

 Our next question from Eric Kalamaras, Wachovia Capital Markets. Your line is open, sir.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Hi. Good afternoon. A question on sensitivity as it relates to changes in NGLs or nat gas. Any way you can handicap that for us a little bit?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Yes. Sure, Eric. I think that from a natural gas perspective we continue to have a very small overall exposure on that front, and I think we’ve talked about that in the past. But basically, in our gathering operations where we have kind of a long equity position either coming off of our POI type contract, that overall that’s pretty much offset by our short natural gas position where we have equal contracts which is primarily in western Oklahoma. On the liquids front, kind of the update there as we look forward 12 months and where the script was positioned is that if you think about a $5 per barrel move in a crude price that, within the range we’re in, that that puts you somewhere around $7.5 million of overall exposure to DCF.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Okay, great. That’s helpful. Looking forward I think you guys have a lot on your plate to the extent that you can comment if we fast forward to, call it, December 31 of this year, assuming hydrocarbon is closed, anything specific there in Hydrocarbon that we would see come down the pipe as it relates to the new entity in terms of organic opportunities that we should be thinking about?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Eric, this is Frank. Let me make sure I understand the question. You’re saying, if you’re looking forward into ‘08?

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Yes, I guess the question is, since some of us aren’t as familiar with Hydrocarbon in and of itself, what other types of opportunities would you be seeing once you get the entity fully integrated? Would you have that you know, MarkWest wouldn’t necessarily have as a project in and of itself. So, for instance, if Hydrocarbon had something on its plate that it was working on, what would that look like as it relates to the new entity? Are there other additional organic projects? And I’m probably not explaining

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 I understand the question good question. I think the way you should think about MarkWest Hydrocarbon, post merger, is that it will be a wholly owned subsidiary of MarkWest Energy Partners, it will still have will still own the Class A units that we discussed that would be part of the merger transaction, and it will also own the Appalachia keyhole agreements the processing agreements that currently exist within MarkWest Hydrocarbon. In other words, they underpan the NGO marketing business that we talk about so much at the Hydrocarbon level. That’s really that’s what will exist near term and long term, you know, that may change, we may choose to utilize that C corp for some of our growth opportunities but, that’s not a part of the strategy near term.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Okay. And getting back to Mike’s question and I appreciate that, Frank. Getting back to Mike’s question as it relates to the hedging, how do you manage some of that incremental keyhole volatility as it relates to distributions? Theoretically, I guess, does it mean that you would have a slightly higher coverage threshold, or no?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Well, the answer the short answer to that is that we will manage the positions of Hydrocarbon the same as we’re doing right now. For Hydrocarbon, we continue to hedge over the long term, for the short gas and the long [TGL] positions that drive those keyhole agreements. And they’ll just be a consolidated they will continue to be a consolidated part of our overall hedge strategy. So I really don’t see just kind of at a high level much change in terms of the overall strategy. Andy can talk a little bit more about the specifics of the volumes and the economics.

 Andy Schroeder  - MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 All right, Eric. I guess when I look at Hydrocarbon’s picture, we’ve got a similar position in place today for it as we do for Energy Partners and that is we’ve got a 36 month look out in terms of our hedge position, and we’ve got really in the range of 70 % of that exposure hedged in track spread margins that have been at very favorable rates historically. I mean, they’re in the $0.35 per gallon and up range.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Sure. No, it’s certainly favorable now. Now I guess the question is, how does that volatility shake out going for? And that was kind of the heart of my question but, with the 36 month look out, it eliminates a meaningful portion of it, so And that’s really what I wanted to get at. Thanks, guys.

 Andy Schroeder  - MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 Right, and obviously on Hydrocarbon we’re looking at opportunities on a post merger basis to extend on the horizon beyond 36 months, where the opportunities present themselves.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Okay, that’s helpful.

Operator

 (OPERATOR INSTRUCTIONS) John Edwards, Morgan Keegan, your line is open.

 John Edwards  - Morgan Keegan - Analyst

 Yes. Good afternoon, everybody. Can you hear me?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Hi, John.

 John Edwards  - Morgan Keegan - Analyst

 Yeah, hi. Just I was late getting on the call, I had the wrong dial in, but maybe you already talked about this. What’s now your target or your expectations for closing on the merger?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 John, let me just I did talk about it earlier, but Nancy can provide a little bit more detail.

 Nancy Buese  - MarkWest Hydrocarbon, Inc. - Chief Financial Officer

 Sure, John. We’re getting very close to filing our proxy with the SEC and I think the big question that we don’t have an answer for today is how long that SEC review will take. Once we’ve become effective with the SEC, we will then go to mailing out the information for the shareholders and unit holders. We will conduct a vote for both of those constituencies and then close shortly thereafter. So, again, it’s all dependent upon the SEC length of their review, but we’re still anticipating first quarter of 2008.

 John Edwards  - Morgan Keegan - Analyst

 Okay, great. Okay, and then, any I’m just curious, with respect to prices and economics in the Woodford area. We keep hearing talk that when Rockies Express goes in, there’s going to be gas pushing down into some of those regions which would narrow basis differentials a bit, and I guess the question is, do you anticipate that having any impact on the volume growth trajectory for the midstream assets there?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Yes, John. Let me Randy looks like he’s ready to weigh in on this one, so why don’t you jump in here. What you stated is correct. It will have an impact on that kind of prices but Randy, why don’t you talk about (inaudible)

 Randy Nickerson  - MarkWest Hydrocarbon, Inc. - Chief Commercial Officer

 Sure. The good thing that the Woodford really benefits from is the fact that there’s 3.5 DCF new pipelines and they get built in ‘09 coming out of kind of the Bennington area, just 50 miles south of us over, kind of into Perryville, where there’s new projects, new outlets. So fortunately the Woodford’s going to be able to access whether it be a pipeline that we might construct, or pipeline that are out there existing lots of things being discussed and talked about. But the good thing is that the Woodford will probably have access to the good markets starting in Bennington and going to Perryville. So, it will not experience, probably, the issues that other places like western Oklahoma or other parts of the mid continent might not be as close to good markets to experience that. So we don’t think it will have a significantly negative effect for activities in the Woodford.

 John Edwards  - Morgan Keegan - Analyst

 Okay.

Operator

 Our next question comes from Jin Lu, J.P. Morgan. Your line is open.

 Jin Lu  - J.P. Morgan - Analyst

 Good afternoon, everyone. I have two questions. Number one, the volume in your Appalachian area it has been on a decline. Should we expect a further decline going forward?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Which operations area?

 Jin Lu  - J.P. Morgan - Analyst

 Appalachia.

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Yeah, it’s been the operations have been fairly flat. When you talk about the range of variance that we’ve seen this year, that’s really explained by just operational issues, downstream pipeline. Issues that we’ve had a couple of minor processing issues that we’ve had to deal with I call it “gas quality” issues that we’ve had to deal with so they’re really just the expected volume metric changes you’d just due to operational issues, normal operational issues. There has been no consistent decline issue. In fact, that basin, as you know, is very prolific, a lot of drilling going on. Really, the overall volume in the production and processing out of that area is really tied to the downstream capacity and there are a lot of projects that help improve that significantly. So, as I mentioned earlier in my formal comments, we’re excited about the opportunities that present themselves in Appalachia, simply because of all of the new capital that is being invested down hole, and the need for additional processing capabilities in that area. Hopefully that helps you.

 Jin Lu  - J.P. Morgan - Analyst

 Sure. My second question is that can you give us a breakdown of the 2008 CapEx by region?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 We will give you kind of a real broad based summary. I think you gathered from my comments that some of the key drivers in that overall CapEx forecast but just in kind of rough numbers the Woodford is going to be around $1. excuse me, $126 million. Javelina will be about $54 million. Appalachia will be about $50 million. East Texas will be about $48 million. And Oklahoma and again, we’re talking about western Oklahoma, this is the non Woodford investments will be around $22 million.

 Jin Lu  - J.P. Morgan - Analyst

 Okay. And in terms Woodford Shale CapEx, that is the overall CapEx increased from the original $350 million? Because if you factor in the $126 million you’re going to spend next year, that’s pretty much you spend pretty much the whole $350 million by next year, right?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 I’m sorry, I just I didn’t pick up the question.

 Jin Lu  - J.P. Morgan - Analyst

 The overall spending on Woodford.

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Okay.

 Jin Lu  - J.P. Morgan - Analyst

 Is it going are you going to increase the total amount ?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 No.

 Jin Lu  - J.P. Morgan - Analyst

 From the original $350 million? No? Okay.

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 No, and I went over those numbers earlier but Andy, help me. I believe it’s about in ‘07, the spending in the Woodford would be about 2 ?

 Andy Schroeder  - MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 $220 million

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 And then in ‘08 it will be, like I mentioned $126, roughly

 Andy Schroeder  - MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 And the $126 million, though, does start to include, Jin, some of those other projects that we made reference to in terms of, it includes like the Canaan system, and it will include some of the other expectations we have around other producers, other than Newfield, in terms of starting to connect their gas and capitalize on some other processing oriented opportunities there as well.

 Jin Lu  - J.P. Morgan - Analyst

 Okay

 Andy Schroeder  - MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 So when we’re talking about the context of that $350 million which we announced around Newfield just the Newfield project, we still have that kind of as our overall long term expectation for what we’re going to spend there.

 Jin Lu  - J.P. Morgan - Analyst

 And Javelina that $54 million for next year, is that part of the $100 million?

 Andy Schroeder  - MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 It’s primarily that SMR project.

 Jin Lu  - J.P. Morgan - Analyst

 Okay. Thank you.

Operator

 Eric Kalamaras with Wachovia, your line is open, sir.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Sorry, I couldn’t control myself. I have two more questions. I apologize. Andy, could you give a breakdown if you would, please, of the spot NGLs, and as to and also, what the fixed fee portion of the gross margin looks like at this point?

 Andy Schroeder  - MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 When you say “spot NGLs”, you mean what we realized for the third quarter, or what we saw for third quarter for pricing?

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 I’m specifically thinking in terms of volumes on an aggregate basis for the quarter, or however you think about that?

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Our long NGL positions for the partnership NGL position.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Right. Right. I mean, I thought the number was close to 25 ish type % on the spot side for NGLs that weren’t hedged, at least that’s the kind of math that I vaguely come back to. I just want to see how far off I am on that.

 Andy Schroeder  - MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 I think that you’re about in the right range. And, just in terms of the normal margin stuff that we provide in our 10Q, what we’re expecting on a pre hedge basis is that our liquid based contracts contribute about 42 % of our margin, our fee based contracts are representing right now about 33%, and then the percent of index are about 7 % and keyhole, about 18%. Then, when you make that kind of adjustment that we’ve done historically, that really breaks apart the keyhole contracts and looks at the short gas position as opposed to the long gas long liquid side of it what that does is it takes the keyhole contract into about the 4 % range on a net basis and shifts it mostly over to liquids so that they’re at about 63 % of the net margin. And that’s again, that’s all kind of a pre hedge view.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Right. That’s fine.

 Andy Schroeder  - MarkWest Hydrocarbon, Inc. - VP Finance, Treasurer

 Okay.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Thanks for that, Andy. And, anecdotally, I’ve heard of and this doesn’t really so much apply to MarkWest maybe but I’ve heard about some producers pushing back in terms of new contracting as it relates to the economics on the percent of proceeds or relative to the percent of index. Can you just make any general comments as to whether you’re seeing that on the new contracts that come up? Realizing that you don’t have a huge position in that, but I’m just curious about your what you are hearing on that.

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Yeah, and your question I’ll ask Randy to address that.

 Randy Nickerson  - MarkWest Hydrocarbon, Inc. - Chief Commercial Officer

 You know, I think it’s true that when oil is $50 and you have a 90/10, where which is not an atypical contract for us where we keep 10 % of the liquids. You know, if it’s $50 oil versus $100 oil, obviously there’s not more value to that 10 % and so, the general trend is I think when oil prices go up very much go up significantly the amount of liquid that we recover over new contracts goes down somewhat. Fortunately for us that John’s group and our operations group do a great job and we’ve not had significant erosion in a lot of our agreements. Fortunately, a lot of our agreements are longer term we have some ups and there are some downs but overall, it’s worked out fairly well. But yeah, long term, if price if oil stays at $100 plus, you know, there will be some retracting, probably, in the amount of liquids we recover, and there perhaps there should be, at those types of prices. But it for us it’s not a significant issue moving ahead of us.

 Eric Kalamaras  - Wachovia Capital Markets - Analyst

 Okay. Thanks for that color, Andy. I appreciate it.

Operator

 This does conclude the question and answer portion of today’s conference. I’d like to turn the call over to Mr. Frank Semple for closing remarks.

 Frank Semple  - MarkWest Hydrocarbon, Inc. - President, CEO.

 Well, thank you very much. We covered a lot of territory today and hopefully this is helpful. Thanks to everyone for joining us in the call. We appreciate your continued support and all of your interest and, as always, please give us a call if you’ve got any additional questions. Thanks a lot, and this concludes our conference call for today.

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